Exhibit 4.6

Secured Promissory Note

Date:                      February 26, 2013

Borrower:	DR. TATTOFF, INC.

Borrower’s Mailing Address:

8500 Wilshire Blvd., Suite 105
Beverly Hills, CA 90211

Lender:	__________________________

Place for Payment:
_________________________
________________________,
or any other place that Lender may designate in writing.

Principal Amount:      ____________ Thousand and No/100 Dollars ($___________)

Annual Interest Rate:               Fifteen Percent (15%)

Maturity Date:                August 15, 2013

Annual Interest Rate on Matured, Unpaid Amounts:        Eighteen Percent (18.0%)

Terms of Payment (principal and interest):

The Principal Amount and interest are due and payable in full on the Maturity Date.  Payments will be applied first to accrued interest and the remainder to reduction of the Principal Amount.

Security for Payment:

This note is secured by a security interest created in a security agreement that covers receivables under certain lease agreements that either Dr. Tattoff, Inc., or its subsidiaries, DRTHC I, LLC and DRTHC II, LLC, are parties to that is dated February 26, 2013 and executed by Dr. Tattoff, Inc., as the debtor in favor of Lender as the secured party.

Borrower promises to pay to the order of Lender the Principal Amount plus interest at the Annual Interest Rate.  This note is payable at the Place for Payment and according to the Terms of Payment.  All unpaid amounts are due by the Maturity Date.  After maturity, Borrower promises to pay any unpaid principal balance plus interest at the Annual Interest Rate on Matured, Unpaid Amounts.

If Borrower defaults in the payment of this note or in the performance of any obligation in any instrument securing or collateral to this note, Lender may declare the unpaid principal balance, earned interest, and any other amounts owed on the note immediately due.  Prior to accelerating Borrower’s performance under the note as herein stated, Lender shall first give Borrower written notice of default and Borrower will have twenty days after notice is given in which to cure the default.  If the default is not cured twenty days after such notice, Borrower waives any additional demand for payment, presentation for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, protest, and notice of protest, to the extent permitted by law and Lender may declare all amounts owed on the note immediately due.

Borrower also promises to pay reasonable attorney’s fees and court and other costs if this note is placed in the hands of an attorney to collect or enforce the note.  These expenses will bear interest from the date of advance at the Annual Interest Rate on Matured, Unpaid Amounts.  Borrower will pay Lender these expenses and interest on demand at the Place for Payment.  These expenses and interest will become part of the debt evidenced by the note and will be secured by any security for payment.

Prepayment:  Borrower may prepay this note in any amount at any time before the Maturity Date without penalty or premium.

Application of Prepayment:  Prepayments will be applied to installments on the last maturing principal, and interest on that prepaid principal will immediately cease to accrue.

Interest on the debt evidenced by this note will not exceed the maximum rate or amount of non-usurious interest that may be contracted for, taken, reserved, charged, or received under law.  Any interest in excess of that maximum amount will be credited on the Principal Amount or, if the Principal Amount has been paid, refunded.  On any acceleration or required or permitted prepayment, any excess interest will be canceled automatically as of the acceleration or prepayment or, if the excess interest has already been paid, credited on the Principal Amount or, if the Principal Amount has been paid, refunded.  This provision overrides any conflicting provisions in this note and all other instruments concerning the debt.

The Borrower is responsible for all obligations represented by this note.

When the context requires, singular nouns and pronouns include the plural.

If any installment becomes overdue for more than ten days, at Lender’s option a late payment charge of 5.0% of the amount of the payment may be charged in order to defray the expense of handling the delinquent payment.

A default exists under this note if (1) Borrower fails to timely pay or perform any material obligation or covenant in any written agreement between Lender and Borrower or any Other Obligated Party; (2) any warranty, covenant, or representation in this note or in any other written agreement between Lender and Borrower is materially false when made; (3) a receiver is appointed for Borrower or any property on which a lien or security interest is created as security (the “Collateral Security”) for any part of this note; (4) any Collateral Security is assigned for the benefit of creditors; (5) a bankruptcy or insolvency proceeding is commenced by Borrower or a partnership of which Borrower is a general partner and the proceeding continues without dismissal for sixty days, the party against whom the proceeding is commenced admits the material allegations of the petition against it, or an order for relief is entered; (6) any of the following parties is dissolved, begins to wind up its affairs, is authorized to dissolve or wind up its affairs by its governing body or persons, or any event occurs or condition exists that permits the dissolution or winding up of the affairs of any of the following parties: Borrower or partnership of which Borrower is a general partner; and (7) any Collateral Security is impaired by loss, theft, damage, levy and execution, issuance of an official writ or order of seizure, or destruction, unless it is promptly replaced with collateral security of like kind and quality or restored to its former condition.

If any provision of this note conflicts with any provision of a loan agreement, deed of trust, or security agreement of the same transaction between Lender and Borrower, the provisions of the security agreement will govern to the extent of the conflict.

This note will be construed under the laws of the State of Delaware, without regard to choice‑of‑law rules of any jurisdiction.

DR. TATTOFF, INC., a Florida corporation

By:
John Keefe, CEO